Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

LAREDO OIL, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Rules 457(c) and 457(h)	20,000,000	$0.08	$1,600,000	$0.0001102	$176.32
	Total Offering Amounts					$1,600,000		$176.32
	Total Fee Offsets							-
	Net Fee Due							$176.32

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional shares of the Registrant’s common stock issuable pursuant to the Laredo Oil, Inc. 2023 Equity Incentive Plan as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2) Calculated pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act (based upon the average of the high and low sales price for the Registrant’s common stock as reported on the Over-the-Counter Bulletin Board on June 13, 2023). The foregoing calculation is solely for the purpose of determining the registration fee.

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